UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): June 20, 2013

GULFMARK OFFSHORE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33607

(Commission file number)

76-0526032

(I.R.S. Employer Identification No.)

10111 Richmond Avenue, Suite 340, Houston, Texas (Address of principal executive offices)	77042 (Zip Code)

(713) 963-9522

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On June 20, 2013, GulfMark Offshore, Inc. (the “Company”) entered into Addendum No. 1 (the “Addendum”) to the NOK 600,000,000 Multi-Currency Revolving Credit Facility Agreement dated December 27, 2012, by and among GulfMark Rederi AS, an indirect wholly-owned subsidiary of the Company, as borrower (the “Borrower”), the financial institutions listed in Schedule 1 thereto, as lenders (the “Lenders”), DNB Bank ASA, as arranger, and DNB Bank ASA, as agent (the “Facility Agreement”).

The Addendum changed certain financial covenants in the Facility Agreement, permitting the Borrower to commence drawing against the Facility Agreement.

The Facility Agreement has a scheduled maturity date of September 30, 2017. The Facility Agreement commits the Lenders to provide loans up to an aggregate principal amount of NOK 600,000,000 (approximately USD $100 million) at any one time outstanding, subject to certain terms and conditions. Loans under the Facility Agreement may be made in NOK or U.S. Dollars, and will accrue interest at the Norwegian Inter Bank Offered Rate (NIBOR) for loans made in NOK and at the London Inter Bank Offering Rate (LIBOR) for loans made in U.S. Dollars, plus an applicable margin for both. The applicable margin will be based on the Company’s total debt to EBITDA ratio over a twelve month period. Certain fees were paid to the arrangers and the agent.

The Facility Agreement is secured by certain vessels of the Borrower. The Company guarantees an amount of NOK 720,000,000 as security for the Borrower’s obligations under the Facility Agreement and other related loan documents.

The Facility Agreement requires compliance with three financial covenants. The Facility Agreement generally defines the Interest Coverage ratio as the ratio of (a) EBITDA to (b) interest paid on the total debt paid by the Company and its subsidiaries. The Company must not permit its Interest Coverage ratio, on a consolidated basis, to exceed 2.25:1.00. The Facility Agreement generally defines the Total Debt to EBITDA ratio as the ratio of (a) the aggregate of long term debt, short term debt and current portion of long term debt on the latest consolidated balance sheet and any liability in respect of any lease or hire purchase contract treated as a finance or capital lease, to (b) EBITDA. The Company must not permit its leverage ratio to exceed (i) 5.0 to 1.0 during the period from January 1, 2013 to December 31, 2013, (ii) 4.0 to 1.0 during the prior from January 1, 2014 to June 30, 2014, (iii) 3.50 to 1.0 during the period from July 1, 2014 to December 31, 2014, (iv) 2.75 to 1.0 during the period from January 1, 2015 to December 31, 2015, and (v) 2.50 to 1.0 during the period from January 1, 2016 to the maturity of the Facility Agreement. The Facility Agreement also requires the Company’s book equity to at all times be a minimum of 35% of its total assets. The Facility Agreement also contains customary representations, warranties and covenants.

As set forth in the Facility Agreement, there are several occurrences that constitute an event of default, including without limitation, defaults on payments of amounts borrowed under the Facility Agreement, not satisfying a financial covenant, insolvency, a change of control of the Borrower, and other customary events of default. Upon the occurrence of an event of default, a majority of the Lenders may terminate the Facility Agreement, declare that all obligations under the Facility Agreement are due and payable and exercise their rights with respect to the collateral under the Facility Agreement.

The above description of the Facility Agreement and Addendum is qualified in its entirety by reference to the complete text of the Facility Agreement and Addendum attached hereto as Exhibits 10.1 and 10.2 and incorporated by reference herein.

ITEM 9.01.	Financial Statements and Exhibits.

(d)     Exhibits

The following exhibit is furnished with this report.

Exhibit No.	Descriptions
10.1	NOK 600,000,000 Multi-Currency Revolving Credit Facility Agreement between GulfMark Rederi AS, DNB Bank ASA and others dated December 27, 2013.
10.2	Addendum No 1 to NOK 600,000,000 Multi-Currency Revolving Credit Facility Agreement dated June 20, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2013		GulfMark Offshore, Inc.
(Registrant)

	By:	/s/ James M. Mitchell
	Name:	James M. Mitchell
	Title:	Executive Vice President & Chief Financial Officer